Exhibit 99.1

American Midstream Strengthens Management Team with Veteran Chief Accounting Officer Karen Acree

HOUSTON – April 16, 2018 – American Midstream Partners, LP (NYSE: AMID) (“American Midstream” or the “Partnership”) announced today that the general partner of the Partnership has hired industry veteran Karen S. Acree as Vice President and Chief Accounting Officer to further strengthen its veteran management team and help steward continued growth.

Ms. Acree has over 35 years of extensive knowledge in accounting, financial reporting and tax through her leadership with multiple publicly traded energy companies. Karen is the former Chief Accounting Officer for Jones Energy, Inc. Prior to joining Jones, Karen was the Vice President, Controller and Chief Accounting Officer of W&T Offshore, Inc. Karen holds a Bachelor of Business Administration in Accounting from Texas Tech University and is a Certified Public Accountant in the State of Texas.

“We are delighted to add Karen to American Midstream’s already talented management team. Karen is a proven leader with extensive knowledge and experience that will be a tremendous benefit to the Partnership as we execute our growth plan. Karen’s experience within the energy industry; coupled with her offshore knowledge makes her a great fit as we continue to build American Midstream into a leading midstream company,” stated Eric T. Kalamaras, Senior Vice President and Chief Financial Officer.

About American Midstream Partners, LP

American Midstream Partners, LP is a growth-oriented limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. American Midstream’s assets are strategically located in some of the most prolific offshore and onshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 5,100 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 90 MBbl/d of crude oil and 220 MMcf/d of natural gas; and terminal sites with approximately 6.7 MMBbls of storage capacity.

For more information about American Midstream Partners, LP, visit: www.americanmidstream.com. The content of our website is not part of this release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We have used the words “could,” “expect,” “intend,” “may,” “will,” “would” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the risk factors described in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 9, 2018, and our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

Investor Contact

American Midstream Partners, LP

Mark Schuck

Director of Investor Relations

(346) 241-3497

ir@americanmidstream.com